Exhibit 2

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in compliance with the provision set forth in article 12 of CVM Instruction No. 358/02, hereby informs that it has received, on this date, correspondence from JPG GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., as informed below:

“NOTICE TO THE MARKET

JPG GESTÃO DE RECURSOS LTDA., enrolled with the CNPJ/MF under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, acting hereby as managers of investment funds and non-resident investors, whose legal representative in Brazil is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), in accordance with CVM Instruction No. 358/2002, amended by CVM Instructions No. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, hereby informs that, as a result of negotiations undertaken in the past days at the Bolsa de Valores de São Paulo – BOVESPA, the Investors sold OI S.A. common stock (“Company”), now owning 31,231,200 (thirty one  million, two hundred and thirty-one  thousand, two hundred) of the Company’s common stock. The aforementioned ownership represents four point sixty-eight percent (4.68%) of the total amount of the Company’s common stock.

The abovementioned negotiations do not aim to change the ownership of control or the Company’s administrative structure. There is no understanding or agreement among the Investors regarding the exercise of voting rights or the purchase and sale of the securities issued by the Company.”.

Rio de Janeiro, February 7th, 2018

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer